As filed with the Securities and Exchange Commission on June 17, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Noah Education Holdings Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
10th Floor B Building
Tian’an Hi-Tech Venture Park
Futian District, Shenzhen
Guangdong 518048, People’s Republic of China
(Address of Principal Executive Offices and Zip Code)

2011 Share Incentive Plan
(Full title of the plan)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(Name and address of agent for service)

(212) 750-6474
(Telephone number, including area code, of agent for service)

Copies to:
David T. Zhang
Eugene Y. Lee
Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong S.A.R., China
(852) 2522-7886

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
	Amount to be	offering price	aggregate	registration
Title of securities to be registered	registered(1)	per share(2)	offering price(2)	fee
Ordinary Shares, $0.00005 par value per share(3)(4)	1,876,861 shares	$2.12	$3,978,945.32	$462

(1)	These shares are to be offered under the 2011 Share Incentive Plan (the “Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in Plan.

(2)	The proposed maximum offering price per ordinary share and the proposed maximum aggregate offering price have been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices on the New York Stock Exchange on June 16, 2011.

(3)	These shares may be represented by the Registrant’s ADSs, each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-146283).

(4)	Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan. Additionally, if any restricted shares of the Registrant awarded under the Plan are forfeited by a participant of the plan or repurchased by the Registrant, such shares will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Noah Education Holdings Ltd. (the “Registrant”) are incorporated by reference herein:
(a) The Registrant’s annual report on Form 20-F filed with the Commission on October 29, 2010;
(b) The Registrant’s reports of foreign private issuer on Form 6-K furnished to the Commission on November 16, 2010, January 10, 2011, March 1, 2011, March 29, 2011, April 4, 2011, April 14, 2011, May 13, 2011, May 31, 2011 and June 16, 2011; and
(c) The description of ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-33728) filed with the Commission on October 9, 2007, including any amendment and report subsequently filed for the purpose of updating that description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
None.

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

Item 6. Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s articles of association provide for indemnification of officers and directors for costs, charges, expenses, judgments losses, damages or liabilities sustained by such persons in connection with actions or proceedings to which they are party or are threatened to be made a party by reason of their acting as the Registrant’s directors or officers, other than as a result of such person’s actual fraud or willful default.
Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1, as amended (Registration No. 333-146267), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
See the attached index to exhibits.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on June 17, 2011.

Noah Education Holdings Ltd.
By:	/s/ Jerry He
	Name:	Jerry He
	Title:	Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints, severally and not jointly, Dong Xu and Dora Li, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.
This Power of Attorney may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of June 17, 2011.

	Signature	Title

	/s/ Jerry He	Director and Chief Executive Officer

	Jerry He	(principal executive officer)

	/s/ Dora Li	Chief Financial Officer

	Dora Li	(principal financial and accounting officer)

	/s/ Dong Xu	Chairman and Chief Strategy Officer

	Dong Xu	(principal executive officer)

	/s/ Xiaotong Wang	Director

Xiaotong Wang

	/s/ Conrad Kwong Yue Tsang	Director

Conrad Kwong Yue Tsang

	/s/ Xiao Chen	Director

Xiao Chen

	/s/ Benzhong Wang	Director

Benzhong Wang

	/s/ Shengli Zheng	Director

Shengli Zheng

	/s/ Kate Ledyard	Authorized Representative
Name:	Kate Ledyard	in the United States
Title:	Manager
Law Debenture Corporate Services Inc.

INDEX TO EXHIBITS

Exhibit Number		Description

4.1
Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Annual Report of the Registrant on Form 20-F (Registration No. 001- 33728) filed with the Commission on November 20, 2009)

4.2
Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-146267), initially filed with the Commission on September 24, 2007)

4.3
Form of Deposit Agreement among the Registrant, the Depositary and the holders of American Depositary Receipts (incorporated by reference to Exhibit 4.3 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-146267), initially filed with the Commission on September 24, 2007)

5.1	*	Opinion of Maples and Calder, counsel to the Registrant, regarding the legality of the Ordinary Shares

23.1	*	Consent of Deloitte Touche Tohmatsu, independent registered public accounting firm

23.2	*	Consent of Maples and Calder (included in opinion filed as Exhibit 5.1)

24.1	*	Power of Attorney (included on signature pages)

99.1	*	2011 Share Incentive Plan

*	Filed herewith.